195 Church Street
New Haven, CT 06510
www.newalliancebank.com

PRESS RELEASE
Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance Declares Dividend

New Haven, Connecticut, April 26, 2005 - The Board of Directors of NewAlliance Bancshares, Inc. (NYSE: NAL) voted today to pay a quarterly dividend of $0.05 per share to shareholders of record on May 6, 2005. The dividend will be paid on May 16, 2005 and is equal to the dividend paid following the first quarter. This is the fourth dividend that NewAlliance has paid to its shareholders since its initial public offering on April 1, 2004.

NewAlliance Bancshares is a Connecticut based bank holding company with assets of $6.5 billion operating 64 branches in five counties. In addition to offering a full range of consumer and commercial banking services, NewAlliance Bank also provides trust services and investment and insurance products and services.